                                                                      Exhibit 14


                        [Bull Run Corporation letterhead]





                                December 20, 1999


VIA TELECOPY AND UPS

The Finance Committee of the Board of Directors
Rawlings Sporting Goods Company, Inc.
c/o BancBoston Robertson Stephens, Inc.
Suite 2600
555 California Street
San Francisco, California 94104
Attention:  Mr. Joseph A. Pellegrini, Principal

         Re:      Proposed Acquisition of Rawlings Sporting Goods Company, Inc.

Dear Ladies and Gentlemen:

         I am writing this morning to confirm that you received the package of information that we sent to you by fax and UPS on Friday night; please let me know as soon as possible if you have not received this information and I will resend it at once. Based on the extensive conversations that I have had with both Prudential Securities and Alston & Bird, we believe that the information included in the December 17 package is responsive to substantially all of the comments that we have received from Rawlings' advisors, BancBoston Robertson Stephens and Skadden, Arps, regarding our offer.

         I also am writing this morning to request that we meet, in person or by telephone, to determine if you and we (and our respective advisors) can work together, cooperatively to consummate this transaction. We are confident that our offer can be consummated with the cooperation of Rawlings and its advisors and representatives. We are equally confident that our offer represents that highest and best value for all Rawlings stockholders.

         Please know that we strongly desire to achieve the highest value for all Rawlings stockholders in a professional, collegial and collaborative process. I welcome your input and the opportunity to meet with you to reach agreement on our offer.

         The impending holidays only add to our extant sense of urgency about this matter. I expect that we concur that the needs of Rawlings, its stockholders, employees, suppliers and customers necessitate that we jointly act with dispatch. If possible, I would like to meet with you this week. Please let me know when and where you are available.

BancBoston Robertson Stephens, Inc.
December 20, 1999
Page 2



         I appreciate very much your consideration of our offer and I look forward to working with you in the fulfillment of our common goal of maximizing stockholders value for all Rawlings stockholders.


                                                     Sincerely yours,
                                                     Bull Run Corporation

                                                     /s/ Robert S. Prather, Jr.
                                                     ---------------------------
                                                     Robert S. Prather, Jr.
                                                     President and CEO

Enclosures

cc:      Mr. Richard L. Easton
         Mr. Joseph A. Pellegrini
         Mr. Stephen W. Powell
         Mr. John L. Latham
         Mr. Stephen A. Opler